UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                     FORM 15


CERTIFICATION  AND  NOTICE  OF  TERMINATION  OF   REGISTRATION   UNDER  SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                          Commission File Number: 0-15888



                             IGENE BIOTECHNOLOGY, INC.
             ______________________________________________________
             (Exact name of registrant as specified in its charter)


         9110 Red Branch Road, Columbia, MD 21045-2024, 410-997-2599
   ________________________________________________________________________
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


      Common Stock, Par Value $0.01, Series A Redeemable Preferred Stock
      __________________________________________________________________
          (Title of each class of securities covered by this form)


      __________________________________________________________________
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


                Rule 12g-4(a)(1)                [X]
                Rule 12g-4(a)(2)                [ ]
                Rule 12h-3(b)(1)(i)             [X]
                Rule 12h-3(b)(1)(ii)            [ ]
                Rule 15d-6                      [ ]



Approximate number of holders of record as of the certification or
notice date:   250.


Pursuant to the requirements of the Securities Exchange Act of 1934, Igene Biotechnology, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:	March 15, 2011            By:  /S/ STEPHEN F. HIU
                                       ____________________________________
                                           STEPHEN F. HIU
                                           President